Exhibit 4.31

FORM OF AMENDMENT TO

SECURED SENIOR LENDING AGREEMENT

TO CHANGE STATUS OF NON-VOTING BANK TO VOTING BANK

Amendment No. 27 to Secured Senior Lending Agreement

This Amendment to that certain Secured Senior Lending Agreement dated as of June 12, 2009, as amended, a copy of which is attached hereto (hereinafter referred to as the “Senior Lending Agreement”) is made as of May 5, 2011, by and between all banks or other financial institutions which are, as of the date hereof, parties to such Senior Lending Agreement; Pioneer Financial Services, Inc. (hereinafter referred to as “Pioneer”), certain of its Subsidiaries and ONB Bank and Trust Company, an Oklahoma corporation with offices located at 3501 French Park Drive, Ste. B, Edmond, OK 73034 (hereinafter referred to as “Non-Voting Bank”).  All initially capitalized terms not defined in this Amendment will have the same meanings herein as in the Senior Lending Agreement.

WHEREAS, Non-Voting Bank has requested Pioneer to change its status to a Voting Bank and Pioneer is willing to do so unless Voting Banks excluding the Non-Voting Bank holding more than thirty three and one third percent (33 1/3%) of the outstanding amount of all Senior Debt of the Borrowers object.

NOW, THEREFORE, in consideration of the mutual agreement of the parties hereto and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between Pioneer, Non-Voting Bank and all of the Banks and financial institutions which are presently parties to the Senior Lending Agreement as follows:

1.             The Senior Lending Agreement is hereby amended pursuant to Section 12 thereof to change the status of the Non-Voting Bank to that of a Voting Bank on the eleventh (11th) Business Day following delivery by Pioneer of a copy hereof executed by both Pioneer and the Non-Voting Bank to each of the Banks which are presently parties to the Senior Lending Agreement unless Voting Banks, excluding the Non-Voting Bank, holding more than thirty three and one-third percent (33 1/3%) of the outstanding principal amount of all Senior Debt of the Borrowers object to the Non-Voting Bank becoming a Voting Bank under the Senior Lending Agreement.

2.             Upon the effective date hereof which shall be determined by paragraph 4 of Section 12 of the Senior Lending Agreement, Non-Voting Bank agrees to be bound by all terms and conditions of the Senior Lending Agreement as a Voting Bank and further agrees that all credit which is extended by it to Pioneer shall be subject to all terms and agreements of the Senior Lending Agreement.

3.             Section 1 of the Senior Lending Agreement is hereby amended to add the Non-Voting Bank within the definition of “Voting Bank.”

4.             Section 1 of the Senior Lending Agreement is hereby amended to delete the Non-Voting Bank form the definition of “Non-Voting Bank.”

AMENDMENT #27

5.             All terms of the Senior Lending Agreement, unless expressly amended hereby, shall remain in full force and effect as if this Amendment had not been adopted.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Senior Lending Agreement as of the day and year first above written.

PIONEER FINANCIAL SERVICES, INC. a Missouri corporation Individually and on behalf of its Subsidiaries listed on Exhibit L to the Senior Lending Agreement

By:	/s/ Laura Stack
Name:	Laura Stack
Title:	Chief Financial Officer

ONB BANK AND TRUST COMPANY

By:	/s/ Matt Adams
Name:	Matt Adams
Title:	Senior Vice President, Commerical Loan Officer

EXHIBIT D

CREDIT FACILITY LETTER

The undersigned bank, as of the date hereof, expects to offer a maximum aggregate credit facility of Ten Million Dollars ($12,000,000) during the next twelve (12) months to Pioneer Financial Services, Inc., a Missouri corporation, and certain subsidiaries which shall be subject to all terms and conditions of that certain Secured Senior Lending Agreement dated as of June 12, 2009 (the “Agreement”). The terms hereof are hereby incorporated by reference into the Agreement, reference to which is made for a full statement of all terms thereof. The specific terms of the Credit Facility are as follows:

Lender:	ONB Bank and Trust Company 3501 French Park Drive, Ste, B Edmond, OK 73034 (the “Bank”)

Borrower:	Pioneer Financial Services, Inc. 4700 Belleview, Suite 300 Kansas City, Missouri 64112 And certain Subsidiaries listed on Exhibit L to the Agreement (the “Borrower”)

Drawings:

This Credit Facility is available through March 31, 2011 unless terminated earlier pursuant to the terms of the Agreement. All proceeds will be transmitted to a specified bank and account number for the Borrower and initially that will be UMB Bank, N.A., in Account No. 9801049275.

Facility:	Revolving Grid Note:	$1,500,000
	Revolving Grid Note Pricing:
	Revolving Grid Note Maturity:
	Amortizing Note(s) Funded:	$2,271,153,25
	Amortizing Note(s) Unfunded:	$8,278,846,75
	Amortizing Note(s) Pricing:
	Single Pay Term Note Amount:
	Single Pay Term Note Expiry Date:

We appreciate this opportunity to provide this statement of present expectations in support of your financial requirements. Your acceptance of any credit which may be extended by the undersigned constitutes a certification that all warranties and representations in Section 5 of the Agreement are true as of the date of the extension of any such credit and that no Borrower, as of such date, is in default under the terms of such Agreement. By delivery of this Credit Facility Letter to you, the undersigned does not commit or otherwise obligate itself to extend to you any credit described in the Credit Facility.

ONB Bank and Trust Company
Bank Name

Dated:	5/4/11	By:	/s/ Matt Adams
		Name:	Matt Adams
		Title:	Senior Vice President, Commercial Loan Officer